Exhibit 10.6
SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of March 31, 2009 (the “Effective Date”) between REGENERX BIOPHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and C. NEIL LYONS (the “Executive”).
Recitals
Whereas, the parties previously entered into an Employment Agreement, dated as of April 12, 2007 (“Original Effective Date”), and subsequently amended the original Employment Agreement effective as of December 31, 2008 based upon Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and now desire to amend and restate the Employment Agreement again in order to reflect certain revisions to the terms and conditions of employment;
Whereas, Executive possesses substantial knowledge and experience with respect to the Company’s business, in particular finance, accounting and administration; and
Whereas, the Company desires to continue to employ Executive to have the benefits of his expertise and knowledge and Executive, in turn, desires to remain in employment with the Company;
NOW, THEREFORE, in consideration of the mutual covenants and representations contained in this Agreement, the Company and Executive agree as follows:
Agreement
1. Employment of Executive: Position. The Company agrees to employ Executive and Executive agrees to be employed by the Company as the Chief Financial Officer subject to the terms and conditions of this Agreement. In connection therewith, Executive shall devote his best efforts, experience and judgment and all of his business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies) to the business of the Company.
2. Term of Employment and Renewal. The term of Executive’s employment under this Agreement commenced on the Original Effective Date. Unless terminated earlier subject to the provisions of Section 13 of this Agreement, the term of Executive’s employment hereunder shall be for one (1) year from the Original Effective Date and shall renew for a one-year period each year on the anniversary of the Original Effective Date, unless either party provides written notice at least thirty days before the anniversary of the Original Effective Date (the “Term”) that it does not desire to renew. The last day of the Term is the “Expiration Date.”
3. Duties. During the Term, Executive shall serve in an executive capacity and shall perform such duties and responsibilities as are customarily associated with his position and such other duties not inconsistent with his title and position and as may be assigned to him by the Company. Executive shall act in conformity with the written and oral policies of the Company and within the limits, budgets, business plans and instructions as set by its Board of Directors (the “Board”). Executive shall be subject to the authority of the Board and the Company’s duly appointed officers, including the President and Chief Executive Officer (“CEO”).

4. Place of Employment. Executive acknowledges that the Company’s offices and headquarters are currently located in the County of Montgomery, State of Maryland and that shall be the initial site of Executive’s employment.
5. Other Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
6. Compensation.
6.1 Base Salary. Executive shall receive an annual base salary of Two Hundred and Two Thousand, Five Hundred and Thirty Seven U.S. Dollars (US $202,537) (the “Base Salary”), subject to standard federal and state payroll withholding requirements. The Base Salary shall be payable in equal periodic installments which are not less than on a monthly basis. The Company will review and may adjust the Base Salary from time to time, usually annually.
6.2 Bonus. Executive shall be eligible to receive an annual bonus in such amount as shall be determined in the sole discretion of the Company’s Board and CEO.
6.3 Life Insurance. The Company will reimburse Executive for 2/3rds of his annual term life insurance premium, which premium shall be: (i) for term life insurance coverage not to exceed two times his annual Base Salary, and (ii) reasonable and mutually agreeable.
7. Stock.
7.1 Stock Options. To date, Executive has been granted options (the “Options”) to purchase 350,000 shares of the Company’s common stock pursuant to the Company’s Amended and Restated 2000 Stock Option and Incentive Plan (“Plan”). Additionally, and from time to time at the sole discretion of the Company’s Board, the Company may make additional stock option awards to Executive (the “Additional Options”). Subject to the provisions below regarding accelerated vesting of option grants, the specific terms and conditions of the Option and any Additional Options will be as set forth in the Plan, and any stock option agreement between Executive and the Company.
7.2 Acceleration Clause for Stock Option Vesting.
(a) In the event of a Change of Control event as is set forth under Section 12.1 of this Agreement, Executive’s Options and any Additional Options shall be immediately vested and become exercisable in full. Additionally, and without in any way limiting the foregoing, Executive’s Options and any Additional Options will also become immediately vested and become exercisable in full in the event of a “Change of Control” (or any similar term provided for in the Applicable Plan) as defined under the terms of the equity plan (the “Applicable Plan”) pursuant to which such option was granted.

(b) In the event Executive is terminated from employment with the Company without Cause by the existing CEO, the Options and any Additional Options shall vest only with respect to the portion of the Options and any Additional Options that otherwise would have vested during the calendar year in which Executive’s termination from employment occurs had Executive not been terminated.
(c) In the event that Executive is terminated without Cause from employment with the Company by a new CEO, the Options and any Additional Options shall immediately vest and become exercisable in full.
8. Benefits. Executive shall be entitled to (i) participate in and receive all standard employee benefits under applicable Company welfare benefits plans and programs (if and when such benefits are established by the Company) to the same extent as other senior executives of the Company; (ii) participate in all applicable incentive plans, including stock option, stock, bonus, savings and retirement plans provided by the Company (if and when such plans are established by the Company), which are offered to senior executive officers in the Company (provided, however, that the Company is not obligated to award any particular type or amount of equity to Executive); (iii) receive such perquisites as the Company may establish from time to time which are commiserate with Executive’s position and comparable to those received by other senior executives of the Company; (iv) paid vacation of at least three (3) weeks per annum; and (v) holidays, leaves of absence and leaves for illness and temporary disability in accordance with the policies of the Company and federal, state and local law.
9. Outside Activities.
9.1 Other Employment/Enterprise. Except with the prior written consent of the Company’s Board, Executive will not, while employed by the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities or serve as a member of a not-for-profit or for-profit board of directors so long as such activities do not materially interfere or conflict with the performance of his duties hereunder.
9.2 Conflicting Interests. Except as permitted by Section 9.3, while employed by the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.
9.3 Competing Enterprises. While employed by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by him to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, he may own, as a passive investor, securities of any public competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

10. Proprietary Information, Nonsolicitation, Noncompetition and Inventions Assignment obligations. As a condition of employment, Executive agrees to abide by the Proprietary Information, Nonsolicitation, Noncompetition and Inventions Assignment Agreement previously entered into on April 18, 2005.
11. Former Employment.
11.1 No Conflict With Existing Obligations. Executive represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement or obligation of any kind made prior to his employment by the Company, including agreements or obligations he may have with prior employers or entities for which he has provided services. Executive has not entered into, and agrees he will not enter into, any agreement or obligation either written or oral in conflict herewith.
11.2 No Disclosure of Confidential Information. If, in spite of the second sentence of Section 11.1, Executive should find that confidential information belonging to any former employer might be usable in connection with the Company’s business, Executive will not intentionally disclose to the Company or use on behalf of the Company any confidential information belonging to any of Executive’s former employers (except in accordance with agreements between the Company and any such former employer); but during Executive’s employment by the Company he will use in the performance of his duties all information which is generally known and used by persons with training and experience comparable to his own and all information which is common knowledge in the industry or otherwise legally in the public domain.
12. Change of Control.
12.1 Definition. “Change of Control” shall be deemed to occur upon any of the following events:
(a) the dissolution or liquidation of the Company;
(b) the sale of all or substantially all of the assets of the Company to an unrelated person or entity;
(c) a merger, reorganization or consolidation in which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity, or its parent corporation, immediately upon completion of such transaction;
(d) the sale of all of the capital stock of the Company to an unrelated person or entity;

(e) if any individual, firm, corporation, or other entity, or any group (as defined in § 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than (1) a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company or (2) Executive, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company, or (B) the combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors; or
(f) any other transaction in which the owners of the Company’s outstanding voting power prior to such transaction do not own at least a majority of the outstanding voting power of the relevant entity after the transaction, in each case, regardless of the form thereof.
12.2 Severance.
(a) In the event Executive voluntarily terminates his employment for any reason within 12 months after a Change of Control event, as defined in Section 12.1, then the Company shall provide Executive with the severance payments and benefits described in Section 12.2(b) below, less any applicable federal and state taxes and withholdings. To receive any severance pay and benefits hereunder (other than Accrued Compensation, as defined below), Executive shall first be required to execute and deliver to the Company a valid and fully effective general waiver and release of any claims against the Company, its affiliates, officers, directors, agents and employees in a form satisfactory to the Company within the consideration period set forth in the waiver and release, which period shall not exceed forty-five (45) days after the effective date of his termination from employment (the “General Release”). The date upon which the General Release is executed and delivered to the Company, and can no longer be revoked, is referred to as a the “Release Effective Date.”
(b) Severance pay and benefits pursuant to 12.2(a) shall include and be calculated as follows:
(i) The Company shall continue to pay Executive’s Base Salary in effect on the date of his termination from employment for a period of twelve (12) calendar months (“Severance Period”). These payments shall occur on the first day of each calendar month, beginning with the first calendar month after the Release Effective Date.
(ii) To the extent that Executive is eligible for and timely elects continuation of health benefits for himself and/or his eligible dependents under the Company’s group health plans pursuant to COBRA or any analogous state or local law, the Company shall pay or reimburse Executive for the amount of any insurance premiums for such continuation coverage during the Severance Period, but these payments shall be limited to the amount of the premiums being paid by the Company for Executive’s coverage immediately prior to the date of his termination from employment.
(c) By no later than two weeks after the date of Executive’s termination from employment under this Section (or earlier if required by applicable law or the Company’s policies), the Company shall pay to Executive any Accrued Compensation. “Accrued Compensation” shall mean any Base Salary owed to Executive for services performed before the date of his termination from employment, any bonuses earned, if any, for bonus periods that have concluded prior to the date of his termination (and not including bonuses for the period in which Executive’s termination occurs, unless otherwise provided by the Company in its discretion), or any unused vacation or personal time in accordance with the applicable policies of the Company.

13. Termination. The parties acknowledge that Executive’s employment with the Company is at-will. The provisions of Sections 13.1 through 13.6 govern the amount of compensation, if any, and notice to be provided to Executive upon termination of employment in circumstances other than those governed by Section 12 above and do not alter this at-will status.
13.1 Termination by the Company Without Cause.
(a) The Company shall have the right to terminate Executive’s employment with the Company at any time without Cause (as that term is defined in Section 13.2) by giving notice as described in Section 13.6 of this Agreement. Termination on account of Executive’s death or inability to perform his duties shall be governed by Section 13.4 below.
(b) In the event Executive’s employment is terminated without Cause, he shall receive any Accrued Compensation, and shall be entitled to receive severance pay and benefits under the terms of Section 12.2 above, provided, however, that any installments of severance pay that remain to be paid to Executive by March 15 of the calendar year following the year in which Executive terminates employment shall be accelerated and paid in full on such date.
13.2 Termination by Company for Cause.
(a) The Company, by action of its Board, may terminate Executive’s employment under this Agreement for Cause at any time by giving notice as described in Section 13.6 of this Agreement.
(b) “Cause” for termination means: (i) refusal, failure or neglect to perform the material duties of his employment under this Agreement (other than by reason of Executive’s physical or mental illness or impairment); (ii) willful dishonesty, fraud, embezzlement or misconduct with respect to the business or affairs of the Company; (iii) indictment or conviction of a felony or of any crime involving dishonesty or moral turpitude; or (iv) Executive’s refusal to abide by or comply with the directives of the Board or Chief Executive Officer, so long as those directives are lawful and ethical.
(c) In the event Executive’s employment is terminated at any time with Cause, he will not receive any severance pay or benefits under Section 12.2 or otherwise, or any additional compensation other than his Accrued Compensation, if any.
13.3 Voluntary Termination By Executive.
(a) Executive may voluntarily terminate his employment with the Company at any time by giving notice as described in Section 13.6.
(b) In the event Executive voluntarily terminates his employment (other than after a Change of Control event), he will not receive any severance pay or benefits under Section 12.2 or otherwise, or any additional compensation other than his Accrued Compensation, if any.

13.4 Termination for Inability to Regularly Perform Duties.
(a) This Agreement shall terminate automatically in the event of Executive’s death. The Company may terminate Executive’s employment in the event of the his illness, disability or other incapacity in such a manner that Executive is rendered unable regularly to perform his duties hereunder for more than either ninety (90) consecutive days or more than a total of one hundred twenty (120) days in any consecutive twelve (12) month period, unless otherwise prohibited by any applicable federal, state, or local law or ordinance.
(b) The determination regarding whether Executive is unable regularly to perform his duties under (a) above shall be made by a doctor mutually acceptable to Executive and the Company. Executive’s inability to be physically present on the Company’s premises shall not constitute a presumption that Executive is unable to perform such duties.
13.5 Non-renewal of the Agreement. Non-renewal of this Agreement initiated by the Company in accordance with Section 2 above resulting in the termination of Executive’s employment by the Company, or resulting in Executive’s demotion, shall be deemed a termination of Executive’s employment without Cause and Executive shall be entitled to receive severance pay and benefits under the terms of Section 12.2, provided, however, that any installments of severance pay that remain to be paid to Executive by March 15 of the calendar year following the year in which Executive terminates employment shall be accelerated and paid in full on such date. If Executive initiates a non-renewal of this Agreement in accordance with Section 2 above, he shall not be entitled to any severance pay or benefits from the Company.
13.6 Notice; Effective Date of Termination. Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:
(a) thirty (30) days after Executive, for any reason, gives written notice to the Company of his termination;
(b) thirty (30) days after the Company, without Cause, gives written notice to Executive of his termination, including for his inability to perform services; Executive will receive compensation through the 30-day notice period. However, the Company reserves the right to require that Executive not perform any services or report to work during the 30-day notice period;
(c) immediately upon the Company giving written notice to Executive of his termination for Cause.
Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by hand, telecopier, or telex) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll.

14. Application of Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Code, and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing him to incur the additional 20% tax under Section 409A.
It is intended that each installment of severance pay provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of severance set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that any payments constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the severance payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the severance payments had not been so delayed pursuant to this Section and (B) commence paying the balance of the severance pay in accordance with the applicable payment schedules set forth in this Agreement.
The Company’s obligations to make any reimbursements or provide in-kind benefits to Executive shall be subject to the following restrictions: (a) Executive must provide documentation of any reimbursable expenses in accordance with the Company’s then existing policies and procedures, (b) the expenses paid or reimbursed by the Company in one calendar year shall not affect the expenses paid or reimbursed in another calendar year, and (c) the reimbursement for any expenses shall be made within a reasonable period of time following the date on which the Company receives written documentation of the expense, provided that all expenses will be reimbursed on or before the last day of the calendar year following the calendar year in which the expense was incurred.
15. Validity: Complete Agreement. This Agreement and its Exhibit constitute the entire agreement between Executive and the Company. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supercedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by the CEO.

16. Waiver. Any waiver of any breach of this Agreement must be in writing. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
17. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
18. Amendment. This Agreement shall not be modified or amended except by written agreement of the parties hereto. To the extent that any amendment itself would result in the imposition of any taxes under Section 409A, such amendment shall not be given effect.
19. Choice of Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the law of the State of Maryland regardless of the choice of law provisions of the State of Maryland or any other jurisdiction. The parties consent to the exclusive jurisdiction of the federal and state courts in Maryland.
20. Arbitration of Disputes. Any controversy or claim arising out of this Agreement or any aspect of Executive’s relationship with the Company including the cessation thereof shall be resolved by arbitration in accordance with the Company’s Dispute Resolution Policy, which is Attachment A to this Agreement and incorporated herein by reference. This policy provides that any dispute between Executive and the Company that is covered by the Dispute Resolution Policy and cannot be resolved on a more informal basis shall be resolved exclusively through final and binding arbitration, instead of litigation. The parties agree that the award of the arbitrator shall be final and binding.
21. Indemnification. During the Term of this Agreement, Executive shall be entitled to coverage under any liability insurance procured by Company to the same extent as other senior executives at the Company.
22. Counterpart. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement.
23. Delay; Partial Exercise. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
24. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

25. Mutual Acknowledgement. Executive and the Company hereby acknowledge that both parties have read and fully understand the terms of the Agreement and are entering into the Agreement knowingly and voluntarily.
26. Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
27. Survival. Provisions of this Agreement which must survive the termination of this Agreement in order to effectuate the intent of the parties, including, but not limited to, Sections 10, 12.2 and 13, shall continue in effect after the termination of the Agreement for a sufficient period of time under the circumstances to effectuate the parties’ intent.
In Witness Whereof, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

“EXECUTIVE”
C. Neil Lyons

/s/ C. Neil Lyons
By: C. Neil Lyons

“THE COMPANY”
RegeneRx Biopharmaceuticals, Inc.

/s/ J.J. Finkelstein

By:	J.J. Finkelstein
Title:	President & CEO

Attachment A
DISPUTE RESOLUTION POLICY
Scope of Policy.
This Policy applies to any controversy, claim or dispute that could be brought before a court or agency, whether based on contract or tort or any state, federal or local law (collectively, a “Claim”), relating to or arising out of your employment with or separation from RegeneRx Biopharmaceuticals, Inc. (“RegeneRx”), or the termination thereof This Policy does not apply to claims for unemployment or workers’ compensation, temporary injunctive relief necessary to prevent irreparable harm or to enforce an arbitration decision issued in accordance with this Policy.
Informal Resolution and Mediation.
You shall provide RegeneRx’s Principal with a written statement of the claim (“Statement of Claim”). Similarly, if RegeneRx has a Claim against you, it shall provide you with a Statement of Claim. The Statement of Claim will describe the Claim to be resolved, identify any documents and witnesses (or other people who have information) relating to the Claim, and request the relief sought. The responding party shall have 15 working days in which to offer the relief requested or proposed, or otherwise satisfy the demand of the aggrieved party. If the Claim has not been resolved and the aggrieved party wants to pursue the matter, then the aggrieved party shall request within 10 working days that the Claim be submitted to non-binding mediation in Montgomery County, Maryland, before a mediator to be jointly selected by the parties. RegeneRx will pay the mediator’s fee. Such mediation must be held within 90 days of the request for mediation.
Arbitration.
If mediation does not resolve the Claim and the aggrieved party wants to pursue the matter, the Claim will be resolved by binding arbitration in Montgomery County, Maryland, in accordance with applicable JAMS Employment Arbitration Rules and Procedures (“Rules”) (for full text of the Rules, please see www.jamsadr/arbitration_guide.asp). Except as otherwise specifically provided herein, hearings under this Policy will be conducted in accordance with the Rules. If there is a conflict between this Policy and the Rules, this Policy will govern.
Time Limits.
The aggrieved party must request arbitration in accordance with the Rules within the limitations period that would apply if the Claim had been filed in court or with an administrative agency under statute or common law.
Failure to demand arbitration within this time period shall constitute a waiver of all rights to bring such a Claim. Arbitration cannot be requested until the party has submitted a Statement of Claim and exhausted the informal resolution and mediation procedure described in this Policy.

Terms of Arbitration.
Arbitrations under this Policy will be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq. The parties shall attempt to agree upon an arbitrator who shall hear and decide the dispute. If the parties are unable to agree upon a mutually acceptable arbitrator, they shall select an arbitrator through the procedures established by the Rules. Both parties will be entitled to discovery and to be represented by counsel if they choose.
RegeneRx will pay the arbitrator’s costs and fees. RegeneRx and the employee or former employee each is solely responsible for its own attorneys’ fees and costs incurred (such as for production of documents, witness fees, transcripts, depositions, etc.), unless the arbitrator shall order the award of attorney’s fees and costs in accordance with the applicable law.
Arbitrator’s Authority.
The arbitrator shall have the authority to rule only on an issue that has been submitted in a Statement of Claim in accordance with these procedures. Failure to submit a Statement of Claim in accordance with these procedures will constitute a waiver of the right to pursue any Claim under this Policy or in any court or other forum. The arbitrator shall base the decision and award, if any, on the facts presented in briefs and at the hearing in accordance with governing prevailing law, including statutory and judicial authority. The arbitrator must follow RegeneRx’s personnel policies as set forth in the Policy Manual in effect at the time of the event resulting in the complaint. The arbitrator may not ignore, modify or revoke any lawful provision of this Policy or any other RegeneRx policy. The arbitrator’s authority shall be consistent with the Rules.
The Arbitrator’s Decision/Award.
The arbitrator’s decision will be final and binding on RegeneRx and the employee/former employee and may be recorded as a judgment in a court of competent jurisdiction.
Arbitration As Exclusive Means For Resolution.
In exchange for the parties’ mutual agreement to submit claims to the arbitration process, and to preserve the expeditious and inexpensive nature of arbitration, which is of value to the parties, the parties agree that arbitration shall be the sole and exclusive means of resolution of all Claims. Further, the parties expressly waive their right, if any, to have controversies between them decided by a court or jury.
Nothing in the Policy shall limit the right of the parties to obtain from a court of competent jurisdiction either (1) injunctive relief where necessary to prevent irreparable harm or violation of any trade secret and confidentiality agreement then in force, or (2) enforcement of an arbitration decision issued in accordance with this Policy.
Miscellaneous.
RegeneRx may modify the Dispute Resolution Policy in writing, by providing employees with 30 days notice of the modification. No other form of modification shall be valid. Any Claim arising prior to the effective date of the modification would be handled pursuant to the procedures in existence prior to the change, except by mutual agreement. If any of the provisions of this Policy are determined to be invalid by a court or governing agency of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions of this Policy.

AMENDMENTS TO SECOND AMENDED AND RESTATED EMPLOYMENT
AGREEMENT
Pursuant to Section 18 of the Second Amended and Restated Employment Agreement between RegeneRx Biopharmaceuticals, Inc. (“Company”) and C. Neil Lyons (“Executive”), dated as of March 31, 2009 (“Agreement”), the following amendments (“Amendments”) to the Agreement are hereby adopted as of the dates set forth below:
1. Section 6.1 of the Agreement is amended, effective as of April 1, 2009 (contingent upon the award of a stock option to the Executive as provided in Paragraph 2 below), to provide that the Executive’s annual Base Salary shall be $131,649, and to delete the last sentence of Section 6.1 and replace it with the following provisions: “The Base Salary shall not be adjusted downward without the written consent of Executive, except in a circumstance which is part of a general reduction or other concessionary arrangement affecting all employees or affecting senior executive officers. Notwithstanding the reduction of Base Salary effective as of April 1, 2009, any severance pay under the terms of the Agreement shall be calculated based upon Executive’s Base Salary in effect as of March 31, 2009, or, if higher, Executive’s Base Salary in effect at the time of his termination from employment.” All other provisions of Section 6.1 shall be unchanged.
2. Section 7.1 of the Agreement shall be revised to add the provisions set forth below to the end of the Section:
“Subject to approval by the Board, the Company agrees to award to the Executive an option to purchase 116,592 shares of the Company’s Common Stock, pursuant to the terms of the Company’s Plan, at an exercise price that is equal to the fair market value of such Common Stock on the date of grant of the option as determined in accordance with the Plan (“New Option”). The New Option, which shall be an incentive stock option for purposes of section 422 of the Code to the maximum extent permitted, and otherwise shall be treated as a non-qualified stock option, shall vest in three equal vesting installments, occurring on June 30, 2009, September 30, 2009 and December 31, 2009, provided that the Executive has not incurred a Termination of Service (as defined in the Plan) before any applicable vesting date. Notwithstanding Section 7.2 below or any provision of the Plan, if the Executive is terminated from employment with the Company without Cause or if there is a Change in Control (either as defined herein or in the Plan), the New Option shall not be subject to any accelerated vesting, except as provided below. The New Option shall be forfeited in its entirety (whether vested or unvested) if the Executive’s employment with the Company is terminated for Cause at any time as set forth in Section 13.2. If the Executive voluntarily terminates his employment with the Company (or if the Executive’s employment terminates because of his death or disability), the New Option shall be considered to be vested and exercisable only through the most recently completed vesting installment. If the Executive’s employment is terminated without Cause, then the New Option shall be considered to be vested and exercisable through the most recently completed vesting installment, and shall be credited with an additional amount of daily pro-rata vesting for the period since the last installment date. If the Executive’s Base Salary is increased to at least the amount in effect immediately prior to the reduction on April 1, 2009, then no additional vesting shall occur with respect to the New Option thereafter, provided that daily pro-rata vesting shall be credited for the period since the date of the last vesting installment (and any unvested portion of the New Option shall terminate at that time). The specific terms and conditions of the New Option shall be as set forth in the Plan and the standard form of stock option agreement, which the Executive hereby agrees to execute.”

The Executive herby voluntarily consents and agrees to the foregoing Amendments and acknowledges that such Amendments are hereby authorized.

EXECUTIVE:

/s/ C. Neil Lyons By: C. Neil Lyons

COMPANY:

RegeneRx Biopharmaceuticals, Inc.

/s/ J.J. Finkelstein

By:	J.J. Finkelstein
Title:	President & CEO